Exhibit 3.4

CERTIFICATE OF WITHDRAWAL OF THE DESIGNATIONS OF

PREFERENCES AND RIGHTS OF

SERIES C PREFERRED STOCK

OF

HUMBL, Inc.

a Delaware corporation

HUMBL, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors (“Board”), by unanimous written consent of the Board dated October 27, 2021, adopted resolutions eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Series C Preferred Stock, and these composite resolutions eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Series C Preferred Stock are as follows:

WHEREAS, the Board of Directors of the Corporation has previously adopted resolutions providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of 150,000 shares of the Corporation’s preferred stock, par value $0.00001 per share, as the Series C Preferred Stock (the “Series C Preferred Stock”) as set forth in the second subsection “B” of Article FOURTH of the Certificate of Incorporation of the Corporation, as set forth in the Certificate of Amendment to the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware on December 23, 2020 (the “Series C Designation”);

WHEREAS, no shares of Series C Preferred Stock are outstanding and no shares of Series C Preferred Stock with such rights and preferences shall be issued in the future and Board of Directors of the Corporation deems it to be in the best interests of the Corporation and its stockholders to withdraw the Series C Designation and return the shares of preferred stock previously designated as Series C Preferred Stock to authorized preferred stock available for designation and issuance in accordance with the Certificate of Incorporation, pursuant to a Certificate of Withdrawal of the Designations of Preferences and Rights of the Series C Preferred Stock;

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation hereby withdraws the Series C Designation, and the provisions of the second subsection “B” of Article FOURTH of the Certificate of Incorporation of the Corporation, as set forth in the Certificate of Amendment to the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware on December 23, 2020 are hereby deleted and removed from the Certificate of Incorporation of the Corporation, and the Board of Directors hereby returns the previously designated shares of Series C Preferred Stock to their status as authorized Preferred Stock available for designation and issuance as determined by the Board of Directors of the Corporation, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Withdrawal of the Designation, Preferences and Rights of the Series C Preferred Stock in such form as the officers of the Corporation may deem necessary, and to take such other actions as such officers shall deem necessary or advisable to carry out the purposes of this resolution; and be it

FURTHER RESOLVED, that when such certificate of withdrawal becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation all matters set forth in the Series C Designation and the Certificate of Incorporation with respect to the Series C Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Withdrawal to be signed by and attested by its duly authorized officer this 29th day of October, 2021.

HUMBL, Inc.

By:
Name:	Brian Foote
Title:	Chief Executive Officer